Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form S-4 of our report dated March 30, 2012 (April 1, 2013 as to Note 17 and the effects of the restatement and reclassifications discussed in Note 19, and April 17, 2013 as to the December 31, 2011 and 2010 information within Note 21) relating to the consolidated balance sheet of Affinity Gaming, LLC and subsidiaries, formerly known as Herbst Gaming, LLC, (the “Successor”) as of December 31, 2011 and the related consolidated statements of operations, owners' equity, and cash flows for the year ended December 31, 2011, and the consolidated statements of operations, owners' equity (deficit), and cash flows for Herbst Gaming, Inc. and subsidiaries (the “Predecessor”) for the year ended December 31, 2010, appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to us under the heading "Experts" in such Prospectus.
/s/ DELOITTE & TOUCHE LLP
Las Vegas, Nevada
April 17, 2013